Exhibit 3.127

THE STATE OF TEXAS

Certificate of Formation

Limited Partnership

Article 1 – Entity Name and Type

The filing entity being formed is a limited partnership. The name of the entity is:

Austin NSC, LP

Article 2 – Registered Agent and Registered Office

A.	The registered agent is an organization by the name of:

National Registered Agents, Inc.

B.	The business address of the registered agent and the registered office address is:

16055 Space Center Blvd., Suite 235, Houston, TX, USA 77062

Article 3 – Governing Authority

NAME OF GOVERNING PERSON

IF ORGANIZATION:

Austin NSC, LLC

Organization Name

ADDRESS OF GOVERNING PERSON:

20 Burton Hills Blvd., 5th Floor, Nashville, Tennessee USA 37215
Street or mailing address City State County Zip Code

Article 4 – Principal Office

The address of the principal office of the limited partnership in the United States where records are to be kept or made available under section 153.551 of the Texas Business Organizations Code is:

20 Burton Hills Blvd., 5th Floor, Nashville, Tennessee USA 37215
Street or mailing address City State County Zip Code

Effectiveness of Filing

This document becomes effective when the document is filed by the secretary of state.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: May 5, 2006

Signature of each general partner:

/s/ E. Timothy Geary
E. Timothy Geary, Member, Austin NSC,
LLC